EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Auror Capital Corp.
(An Exploration Stage Company)

We hereby consent to the inclusion of our report dated March 29, 2007 on the balance sheet of Auror Capital Corp. (An Exploration Stage Company) as at October 31, 2006 and the related statements of operations, cash flows and stockholders' equity for the period from March 16, 2006 (inception) to October 31, 2006 in the registration statement on Form SB-2 (the "Registration Statement") to be filed by Auror Capital Corp. with the United States Securities and Exchange Commission to register 2,116,500 shares of common stock of the Auror Capital Corp. for resale by the selling stockholders named in the Registration Statement.

We also consent to the inclusion of our name under the caption "Experts" in the Registration Statement.

TELFORD SADOVNICK, P.L.L.C.
Certified Public Accountants

Bellingham, Washington, USA

May 10, 2007